FOR IMMEDIATE RELEASE	NEWS
March 8, 2018	NYSE: NGS
Exhibit 99

NGS Reports Fourth Quarter 2017 Earnings

MIDLAND, Texas March 8, 2018 - Natural Gas Services Group, Inc. (NYSE:NGS), a leading provider of gas compression equipment and services to the natural gas and oil industry, announces its financial results for the three months and full year ended December 31, 2017. Financial results contained herein are preliminary and subject to the audited consolidated financial statements included in NGS's Form 10-K to be filed on or about March 9, 2018.

Revenue: Total revenue held constant at $16.7 million for both the three months ended December 31, 2017 and December 31, 2016. Comparing quarter to quarter there was a shift in the revenue mix with rental revenues contributing only 68% of total revenue compared to 75% during the same period in 2016. Total revenue increased between consecutive quarters by approximately $750,000 or 4.7%, to $16.7 million from $15.9 million, primarily due to an increase in flare and part sales. Total revenue decreased to $67.7 million from $71.7 million, or 5.5%, for the year ended December 31, 2017, compared to the year ended December 31, 2016. This was primarily the result of a 48.4% increase in sales revenue offset by an 18.8% decrease in rental revenue. The rental revenue decrease is due to reduced customer demand, resulting from the continued low oil and natural gas prices.

Operating Income: Operating income for the three months ended December 31, 2017 was $217,000, compared to the comparative prior year's level of $967,000. This decrease was primarily due to a shift in the revenue mix between rentals and sales and a reduction in rental gross margins. Sequentially, operating income decreased to $217,000 for the three months ended December 31, 2017 from $593,000 for the three months ended September 30, 2017 primarily due to a decrease in rental gross margins between the periods and fourth quarter inventory adjustments. Operating income for the year ended December 31, 2017 was $1.6 million, down 81% compared to last year's comparative period, primarily due to a decrease in rental revenue and margins.

Adjusted Gross Margins: Total adjusted gross margin, exclusive of depreciation and amortization, for the three months ended December 31, 2017, decreased $1.3 million to $7.9 million from $9.1 million for the same period ended December 31, 2016. Overall adjusted gross margin percentage decreased to 47.2% from 54.6% for this same comparative period. This decrease was the result of lower margins on our rentals. Sequentially, total adjusted gross margin decreased to $7.9 million from $8.3 million due to lower margins on our rentals in the fourth quarter compared to the third quarter of 2017. For the comparative year ended periods, adjusted gross margins decreased from prior year to $33.0 million from $39.8 million and dropped to 48.7% from 55.5% of revenue. Please see discussions of Non-GAAP Financial Measures - Adjusted Gross Margin, below.

Taxes: On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (“2017 Tax Act’), which made broad and complex changes to the U.S. tax code. The income tax effects of the 2017 Tax Act include a $18.4 million income tax benefit related to the re-measurement of our deferred tax assets and liabilities at the reduced rate of 21 percent.

Net Income: Net income for the three months ended December 31, 2017 increased to $18.7 million compared to net income of $1.2 million for the same period in 2016. Excluding the $18.4 million tax benefit from the 2017 Tax Act, our adjusted net income for the three months ended December 31, 2017 decreased to $352,000 compared to net income of $1.2 million for the same period in 2016. Sequentially, net income increased to $18.7 million for the fourth quarter of 2017 from $522,000 in the third quarter of 2017; excluding the $18.4 million tax benefit from the 2017 Tax Act we had a decrease of $170,000 between the two periods. In the comparative year ended periods, net income increased by $13.4 million to $19.8 million, without the tax benefit we had a decrease of $5.0 million. Please see discussions of Non-GAAP Financial Measures - Special Items, below.

Earnings per share: Comparing fourth quarter 2017 versus the same quarter 2016, earnings per diluted share was $1.42 up from 9 cents; excluding the tax benefit we were down 6 cents. Sequentially, diluted earnings per share increased $1.38; excluding the tax benefit earnings per share was down 1 cent. Please see discussions of Non-GAAP Financial Measures - Special Items, below.

Adjusted EBITDA: Adjusted EBITDA decreased $1.3 million to $5.6 million or 34% of revenue for the three months ended December 31, 2017 compared to $7.0 million or 42% of revenue for the three months ended December 31, 2016. Adjusted EBITDA decreased by approximately $300,000 for the three months ended December 31, 2017, as compared to the sequential quarter. As a percentage of revenue for the same comparative period Adjusted EBITDA decreased to 34% from 37%. For the year ended December 31, 2017, Adjusted EBITDA decreased 26% to $22.9 million or 34% of revenue compared to the year ended December 31, 2016. Please see discussion of Non-GAAP Financial Measures - Adjusted EBITDA, below.

Cash flow: At December 31, 2017, cash and cash equivalents were approximately $69.2 million; working capital was $100.8 million with a debt level of $417,000 which is due in 2020. Positive net cash flow from operating activities was approximately $17.5 million for the year ended December 31, 2017 compared to $31.8 million for 2016. The changes in operating cash flow relate to the cash contribution from net income, reduced capital expenditures on compressor equipment and normal changes in our working capital accounts.

Commenting on fourth quarter and year-end 2017 results, Stephen C. Taylor, President and CEO, said:

“We are pleased with our full-year 2017 results and encouraged that the fourth quarter has shown signs of a recovery in our business. For the first time since the first quarter of 2015, we saw a quarterly increase in rental revenue. Pricing has shown some recent strength and our sales revenue for compressors and after market parts and services were strong throughout the year. We have an appreciable backlog of contracted rental fleet additions being fabricated in our facilities and our estimated capital expenditures in 2018 are the highest in four years. As you know, we entered the larger horsepower arena 2-3 years ago and have recently accelerated our entry into that market. Our move into this sector is going well and we look for this and the rest of our business to grow in 2018.”

Selected data: The table below shows revenues and percentage of total revenues, along with our adjusted gross margin, exclusive of depreciation and amortization, and related percentages of each of our product lines for the three months and year ended December 31, 2017 and 2016.  Adjusted gross margin is the difference between revenue and cost of sales, exclusive of depreciation and amortization.

	Revenue				Adjusted Gross Margin (1)
	Three months ended December 31,				Three months ended December 31,
	2017		2016		2017		2016
	(dollars in thousands)
Rental	$11,412	68.5%	$12,497	74.8%	$6,581	57.7%	$7,765	62.1%
Sales	4,908	29.5%	3,875	23.2%	1,027	20.9%	1,110	28.6%
Service & Maintenance	340	2.0%	331	2.0%	258	75.9%	251	75.8%
Total	$16,660		$16,703		$7,866	47.2%	$9,126	54.6%

	Revenue				Adjusted Gross Margin (1)
	Year Ended December 31,				Year Ended December 31,
	2017		2016		2017		2016
	(dollars in thousands)
Rental	$46,046	68.0%	$56,717	79.2%	$27,959	60.7%	$36,367	64.1%
Sales	20,208	29.9%	13,621	19.0%	3,922	19.4%	2,497	18.3%
Service & Maintenance	1,439	2.1%	1,316	1.8%	1,069	74.3%	918	69.8%
Total	$67,693		$71,654		$32,950	48.7%	$39,782	55.5%

(1) For a reconciliation of adjusted gross margin to its most directly comparable financial measure calculated and presented in accordance GAAP, please read "Non-GAAP Financial Measures - Adjusted Gross Margin" below.

Non-GAAP Financial Measure - Adjusted Gross Margin: “Adjusted Gross Margin” is defined as total revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin is included as a supplemental disclosure because it is a primary measure used by management as it represents the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key operating components. Depreciation expense is a necessary element of costs and the ability to generate revenue and selling, general and administrative expense is a necessary cost to support operations and required corporate activities. Management uses this non-GAAP measure as a supplemental measure to other GAAP results to provide a more complete understanding of the company's performance. As an indicator of operating performance, adjusted gross margin should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. Adjusted Gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted gross margin in the same manner.

The reconciliation of operating income to adjusted gross margin is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Operating Income	$217	$967	$1,567	$8,430
Depreciation and amortization	5,344	5,425	21,302	21,796
Selling, general, and administration expenses	2,305	2,189	10,081	9,011
Loss on retirement of rental equipment	—	545	—	545
Adjusted Gross Margin	$7,866	$9,126	$32,950	$39,782

Non-GAAP Financial Measures - Adjusted EBITDA: “Adjusted EBITDA” reflects net income or loss before interest, taxes, depreciation and amortization and loss on retirement of rental equipment. Adjusted EBITDA is a measure used by management, analysts and investors as an indicator of operating cash flow since it excludes the impact of movements in working capital items, non-cash charges and financing costs. Therefore, Adjusted EBITDA gives the investor information as to the cash generated from the operations of a business. However, Adjusted EBITDA is not a measure of financial performance under accounting principles GAAP, and should not be considered a substitute for other financial measures of performance. Adjusted EBITDA as calculated by NGS may not be comparable to Adjusted EBITDA as calculated and reported by other companies. The most comparable GAAP measure to Adjusted EBITDA is net income.

The reconciliation of net income to Adjusted EBITDA is as follows:

	Three months ended December 31,		Year ended December 31,
	(in thousands)		(in thousands)
	2017	2016	2017	2016
Net Income	$18,702	$1,160	$19,851	$6,469
Interest expense	3	2	14	8
Income (benefit) taxes	(18,437)	(174)	(18,248)	1,996
Loss on retirement of rental equipment	—	545	—	545
Depreciation and amortization	5,344	5,425	21,302	21,796
Adjusted EBITDA	$5,612	$6,958	$22,919	$30,814

Non GAAP Financial Measures - Special Items: From time to time, management may publicly disclose certain “non-GAAP financial measures”, such as adjusted operating income and net income, in our earnings releases, financial presentations or earnings conference calls. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations that would be reflected in measures determined in accordance with GAAP. Adjusted net income reflects net income before the income tax effects of the 2017 Tax Act. The reconciliation of reported net income to adjusted net income for December 31, 2017 is as follows:

	Three months ended		Year ended
	(in thousands, except per share data)
	Condensed	Diluted Per Share	Condensed	Diluted Per Share
Reported net income	$18,702	$1.42	$19,851	$ 1.51
Income tax benefit related to the re-measurement of our deferred tax assets and liabilities	(18,350)	(1.39)	(18,350)	(1.40)
Adjusted net income	$352	$0.03	$1,501	$0.11

Cautionary Note Regarding Forward-Looking Statements:

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS's actual results in future periods to differ materially from forecasted results.  Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS's products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Conference Call Details:

Teleconference: Thursday, March 8, 2018 at 10:00 a.m. Central (11:00 a.m. Eastern).  Live via phone by dialing 800-624-7038, pass code “Natural Gas Services”.   All attendees and participants to the conference call should arrange to call in at least 5 minutes prior to the start time.

Live Webcast: The webcast will be available in listen only mode via our website www.ngsgi.com, investor relations section.

Webcast Reply: For those unable to attend or participate, a replay of the conference call will be available within 24 hours on the NGS website at www.ngsgi.com.

Stephen C. Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing the financial results for the three months and year ended December 31, 2017.

About Natural Gas Services Group, Inc. (NGS):
We are a leading provider of small to medium horsepower compression equipment to the natural gas industry, with an emerging position in the large horsepower market. We focus primarily on the non-conventional natural gas and oil production business in the United States (such as coal bed methane, gas shale, tight gas and oil shales). The Company manufactures, fabricates, rents, sells and maintains natural gas compressors and flare systems for gas and oil production and plant facilities. NGS is headquartered in Midland, Texas with fabrication facilities located in Tulsa, Oklahoma and Midland, Texas and service facilities located in major gas and oil producing basins in the U.S. Additional information can be found at www.ngsgi.com.

For More Information, Contact:	Alicia Dada, Investor Relations
(432) 262-2700 Alicia.Dada@ngsgi.com
www.ngsgi.com

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)
	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$69,208	$64,094
Trade accounts receivable, net of allowance for doubtful accounts of $569 and $597, respectively	8,534	7,378
Inventory	26,224	21,433
Prepaid income taxes	3,443	1,482
Prepaid expenses and other	817	972
Total current assets	108,226	95,359
Long-Term Inventory, net of allowance for obsolescence of $15 and $15, respectively	2,829	2,488
Rental equipment, net of accumulated depreciation of $145,851 and $126,096, respectively	167,099	175,972
Property and equipment, net of accumulated depreciation of $11,274 and $11,267, respectively	7,652	7,753
Goodwill	10,039	10,039
Intangibles, net of accumulated amortization of $1,632 and $1,508, respectively	1,526	1,651
Other assets	939	262
Total assets	$298,310	$293,524
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$—	$417
Accounts payable	4,162	971
Accrued liabilities	3,106	2,887
Deferred income	185	2,225
Total current liabilities	7,453	6,500
Line of credit	417	—
Deferred income tax liability	32,163	53,745
Other long-term liabilities	958	325
Total liabilities	40,991	60,570
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, 5,000 shares authorized, no shares issued or outstanding	—	—
Common stock, 30,000 shares authorized, par value $0.01; 12,880 and 12,764 shares issued and outstanding, respectively	129	128
Additional paid-in capital	105,325	100,812
Retained earnings	151,865	132,014
Total stockholders' equity	257,319	232,954
Total liabilities and stockholders' equity	$298,310	$293,524

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except earnings per share) (unaudited)

	For the Years Ended December 31,
	2017	2016	2015
Revenue:
Rental income	$46,046	$56,717	$76,432
Sales	20,208	13,621	18,519
Service and maintenance income	1,439	1,316	968
Total revenue	67,693	71,654	95,919
Operating costs and expenses:
Cost of rentals, exclusive of depreciation stated separately below	18,087	20,350	28,750
Cost of sales, exclusive of depreciation stated separately below	16,286	11,124	13,633
Cost of service and maintenance, exclusive of depreciation stated separately below	370	398	272
Loss on retirement of rental equipment	—	545	4,370
Selling, general, and administrative expenses	10,081	9,011	10,989
Depreciation and amortization	21,302	21,796	22,758
Total operating costs and expenses	66,126	63,224	80,772
Operating income	1,567	8,430	15,147
Other income (expense):
Interest expense	(14)	(8)	(15)
Other income	50	43	132
Total other income, net	36	35	117
Income before provision for income taxes	1,603	8,465	15,264
Provision for income taxes:
Current	3,334	4,709	6,963
Deferred	(21,582)	(2,713)	(1,846)
Total income tax expense (benefit)	(18,248)	1,996	5,117
Net income	$19,851	$6,469	$10,147
Earnings per share:
Basic	$1.55	$0.51	$0.81
Diluted	$1.51	$0.50	$0.79
Weighted average shares outstanding:
Basic	12,831	12,702	12,567
Diluted	13,110	12,935	12,793

NATURAL GAS SERVICES GROUP, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands) (unaudited)

	For the Years Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,851	$6,469	$10,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,302	21,796	22,758
Deferred taxes	(21,582)	(2,713)	(1,846)
Gain on disposal of assets	(87)	(86)	(179)
Loss on retirement of rental equipment	—	545	4,370
Bad debt allowance	90	61	477
Inventory allowance	273	566	205
Stock based compensation	4,038	2,299	3,545
Gain on company owned life insurance	(67)	(14)	—
Changes in assets (increase) decrease in:
Trade accounts receivables	(1,246)	1,668	824
Inventory	(5,350)	1,131	5,337
Prepaid income taxes and prepaid expenses	(1,806)	(1,539)	5,774
Changes in liabilities increase (decrease) in:
Accounts payable and accrued liabilities	3,410	(439)	(7,220)
Current income tax liability	—	—	(1,230)
Deferred income	(2,040)	1,954	(1,364)
Other	666	159	(32)
Tax benefit from equity compensation	—	(72)	—
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,452	31,785	41,566
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of rental, property and equipment	(13,489)	(3,321)	(12,459)
Purchase of company owned life insurance	(620)	(194)	—
Proceeds from insurance claim	1,231	—	—
Proceeds from sale of property and equipment	87	101	189
NET CASH USED IN INVESTING ACTIVITIES	(12,791)	(3,414)	(12,270)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of other long-term liabilities	(23)	(14)	(26)
Proceeds from exercise of stock options	1,120	1,042	776
Tax benefit from equity compensation	—	72	—
Taxes paid related to net share settlement of equity awards	(644)	(909)	(695)
NET CASH PROVIDED BY FINANCING ACTIVITIES	453	191	55
NET CHANGE IN CASH AND CASH EQUIVALENTS	5,114	28,562	29,351
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	64,094	35,532	6,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$69,208	$64,094	$35,532
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$14	$8	$15
Income taxes paid	$3,725	$5,825	$6,530
NON-CASH TRANSACTIONS
Transfer of rental equipment to inventory	$55	$724	$2,309
Transfer of inventory to property and equipment	$—	$—	$1,624